Filed Pursuant to Rules 424(b)(3) and 424(c)

Registration No. 333-107173

$132,000,000

MASSEY ENERGY COMPANY

4.75% Convertible Senior Notes due 2023

THIRD PROSPECTUS SUPPLEMENT DATED SEPTEMBER 16, 2003

TO

PROSPECTUS DATED AUGUST 4, 2003

This Prospectus Supplement amends and restates the “Selling Securityholders” Section of the Prospectus, dated August 4, 2003, appearing on pages 70-72 of such Prospectus, (i) to list additional selling securityholders and (ii) to update the positions of previously disclosed selling securityholders, based on completed investor questionnaires submitted to Massey on or before September 15, 2003.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by Citigroup Global Markets, Inc., UBS Warburg LLC and PNC Capital Markets, Inc. (the “Initial Purchasers”) in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be “qualified institutional buyers” (as defined by Rule 144A under the Securities Act). The selling securityholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this Prospectus any and all of the notes and the shares of common stock issuable upon conversion of the notes.

Set forth below are the names of each selling securityholder, the principal amount of notes that may be offered by such selling securityholder pursuant to this Prospectus, and the number of shares of common stock into which such notes are convertible. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

The following table sets forth certain information received by us on or prior to September 15, 2003. However, any or all of the notes or common stock listed below may be offered for sale pursuant to this Prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or common stock that will be held by the selling securityholders upon consummation of any such sales.

Name	Aggregate Principal Amount of Notes at Maturity that May be Sold(2)	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to Conversion	Shares of Common Stock Registered Hereby(1)(2)
Akela Capital Master Fund, LTD	$8,000,000	6.06%		412,584
Allstate Insurance Company	1,000,000	0.76%		51,573
B.G.I Global Investors c/o Forest Investment Mngt, LLC	416,000	0.32%		21,454
BNP Paribas Equity Strategies, SNC	2,330,000	1.77%	24,466	120,165
BP Amoco PLC Master Trust	696,000	0.53%		35,894
CALAMOS Convertible Growth and Income Fund—CALAMOS Investment Trust	15,000,000	11.36%		773,595
Citigroup Global Markets FMR Salomon Smith Barney(3)	2,120,000	1.61%		109,334
CNH CA Master Account, L.P.	1,000,000	0.76%		51,573
Coastal Convertibles, LTD c/o Harbor Capital	500,000	0.38%		25,786
Convertible Securities Fund (Banc of America Capital Management, LLC)	50,000	0.04%		2,578
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	1,950,000	1.48%		100,567
CQS Convertible & Quantitative Strategies Masterfund	8,000,000	6.06%		412,584
DBAG London	500,000	0.38%		25,786
Excelsior Master Fund LP	1,500,000	1.14%		77,359
Forest Fulcrum Fund, LLP	995,000	0.75%		51,315
Forest Global Convertible Fund Series A-J	4,940,000	3.74%		254,770
Forest Multi-Strategy Master Fund SPC, on behalf of Series F, Multi-Strategy Segregated Portfolio	602,000	0.46%		31,046
Garno Investors Holdings, LTD	500,000	0.38%		25,786
Grace Convertible Arbitrage Fund, LTD	3,000,000	2.27%		154,719
HFR TQA Master Trust c/o TQA Investors, LLC	134,000	0.10%		6,910
Hotel Union & Hotel Industry of Hawaii Pension Plan	271,000	0.21%		13,976
ING Convertible Fund	1,980,000	1.50%		102,114
ING VP Convertible Portfolio	20,000	0.02%		1,031
Jefferies & Company, Inc.	6,000	0.00%		309
JP Morgan Securities Inc.	6,000,000	4.55%		309,438
KBC Financial Products Inc.	750,000	0.57%		38,679
Laurel Ridge Capital, LP	5,000,000	3.79%		257,865
LDG Limited	119,000	0.09%		6,137
Lexington Vantage Fund c/o TQA Investors, LLC	15,000	0.01%		773
LLT Limited	383,000	0.29%		19,752
Lyxor Master Fund c/o Forest Investment Mngt, LLC	2,120,000	1.61%		109,334
MFS Total Return Fund, a series of Trust V	1,400,000	1.06%		72,202

Name	Aggregate Principal Amount of Notes at Maturity that May be Sold(2)	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to Conversion	Shares of Common Stock Registered Hereby(1)(2)
Nations Convertible Securities Fund (Banc of America Capital Management, LLC)	5,450,000	4.13%		281,072
Polaris VegaFund LP	500,000	0.38%		25,786
Radcliffe SPC, LTD for and on behalf of the Class A Convertible Crossover Segregated Portfolio	3,000,000	2.27%		154,719
RBC Alternative Assets LP c/o Forest Investment Mngt., LLC	113,000	0.09%		5,827
Relay 11 Holdings c/o Forest Investment Mngt., LLC	197,000	0.15%		10,159
S.A.C. Capital Associates, LLC	2,500,000	1.89%	8,400	128,932
Satellite Convertible Arbitrage Master Fund, LLC	5,000,000	3.79%		257,865
Silverback Master, LTD (Deutshe Bank Securities)	4,000,000	3.03%		206,292
Silverback Master, LTD (Morgan Stanley)	14,000,000	10.61%		722,022
Singlehedge US Convertible Arbitrage Fund	390,000	0.30%		20,113
South Dakota Retirement System	3,000,000	2.27%		154,719
Sphinx Convertible Arbitrage c/o Forest Investment Mngt., LLC	99,000	0.08%		5,105
Sphinx Convertible Arbitrage Fund SPC	227,000	0.17%		11,707
Sphinx Fund c/o TQA Investors, LLC	28,000	0.02%		1,444
SSI Blended Market Neutral L.P.	250,000	0.19%		12,893
SSI Hedged Convertible Market Neutral L.P.	338,000	0.26%		17,431
Sturgeon Limited	330,000	0.25%		17,019
Sunrise Partners Limited Partnership	10,750,000	8.14%	1,500	554,409
TQA Master Fund, LTD	1,818,000	1.38%		93,759
TQA Master Plus Fund, LTD	1,435,000	1.09%		74,007
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master, Ltd	2,500,000	1.89%		128,932
UBS Securities LLC	8,020,000	6.08%		413,615
Univest Convertible Arbitrage Fund Ltd., c/o Forest Investment Mngt. LLC	62,000	0.05%		3,197
Viacom Inc. Pension Plan Master Trust	24,000	0.02%		1,237
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	264,000	0.20%		13,615
Xavex-Convertible Arbitrage 4 Fund c/o Forest Investment Mgt., LLC	153,000	0.12%		7,890
Zurich Institutional Benchmarks Master Fund, LTD c/o TQA Investors, LLC	187,000	0.14%		9,644
Zurich Institutional Benchmarks Master Fund LTD.	1,688,000	1.28%		87,055

Name	Aggregate Principal Amount of Notes at Maturity that May be Sold(2)	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to Conversion	Shares of Common Stock Registered Hereby(1)(2)
Zurich Master Hedge Fund c/o Forest Investment Mngt, LLC	634,000	0.48%		32,697

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 51.573 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustments as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Amounts indicated may be in excess of the total amount registered due to sales or transfers since the date upon which the selling securityholders provided to us the information regarding their notes.

(3)	Citigroup Global Markets acted as an initial purchaser in the private placement of the notes.

The preceding table has been prepared based upon information furnished to us by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and common stock may rest with certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change over time. The selling securityholders listed in the above table may have sold or transferred, pursuant to the prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date they have supplied the information to us. Some of the selling securityholders may hold additional notes that have been registered under the Securities Act. Any changed information will be set forth in prospectus supplements, if and when necessary.